GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
MARKS 60th CONSECUTIVE YEAR OF INCREASED DIVIDENDS
AND ANNOUNCES OFFICER CHANGES

- Dividend for 2016 Increased by 7% -

Atlanta, Georgia, February 16, 2016 –Genuine Parts Company (NYSE: GPC) announced today a 7% increase in the regular quarterly cash dividend for 2016. The Board of Directors of the Company, at its February 15, 2016 Board meeting, increased the cash dividend payable to an annual rate of $2.63 per share compared with the previous dividend of $2.46 per share. The quarterly cash dividend of sixty-five and three-quarter cents ($.6575) per share is payable April 1, 2016 to shareholders of record March 4, 2016. GPC has paid a cash dividend every year since going public in 1948, and 2016 marks the 60th consecutive year of increased dividends paid to shareholders.

Genuine Parts Company also announced today that its Board of Directors has elected two new corporate officers. Scott W. LeProhon was named Executive Vice President of Global Procurement and Gregory N. Miller was named Senior Vice President and Chief Information Officer. Additionally, the Board elected Charles A. Chesnutt to the position of Senior Vice President and Treasurer, replacing Frank M. Howard, who is retiring from the Company following a successful 38 year career. Finally, the Company’s Board has also approved Lee A. Maher as President and Chief Operating Officer of the U.S. Automotive Parts Group.

Mr. LeProhon brings with him 28 years of experience in a variety of key management roles with the Company, most recently serving as Executive Vice President of Merchandising and Product Strategy for the U.S. Automotive Parts Group. Mr. Miller was previously Senior Vice President and Chief Financial Officer for the U.S. Automotive Parts Group, and has been with the Company since 2010. Mr. Chesnutt has been with the Company since 2002, and has held a variety of senior management positions, most recently serving as Senior Vice President of Technology and Chief Information Officer. Mr. Maher, a 38 year veteran of the Company’s automotive business, was previously Executive Vice President and Chief Operating Officer of the U.S. Automotive Parts Group.

Tom Gallagher, Chairman and CEO of Genuine Parts Company, stated, “We want to thank Frank Howard for his significant contributions to the Company throughout his long career. He has been an excellent financial executive for us and we wish him the very best in his retirement.”

Mr. Gallagher added, “As EVP of Global Procurement, Scott will manage the global vendor relationships across the GPC automotive platform as well as the Company’s automotive supply businesses. Greg will lead our corporate-wide IT initiatives and Charlie will head the Company’s treasury functions, including its important financing relationships. All three of these talented individuals bring valuable experience and expertise to their new positions. We look forward to their many future contributions.”

Mr. Gallagher concluded, “As President of the U.S. Automotive Parts Group, Lee will have responsibility for the U.S. Automotive network of 59 distribution centers and 1,100 company owned stores, and he will lead our ongoing efforts to maximize the growth opportunities across the entire NAPA network. We are pleased to have a proven executive like Lee so uniquely qualified for this important leadership position in our Company. Lee is surrounded by a very talented and capable management team and we are excited for the growth prospects for this business.”

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings later this morning. Management will also conduct a conference call at 11:00 a.m. Eastern time. The public may access the call on the Company’s website, www.genpt.com, by clicking “Investors”, or by dialing 888-312-9865. The conference ID is 273389. If you are unable to participate during the call, a recording of the call will be available on the Company’s website or toll-free at 877-870-5176, ID 273389, two hours after the completion of the conference call until 12:00 a.m. Eastern time on March 1, 2016.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

Contacts
Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044
Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628